Exhibit 10.1

44201 Nobel Drive

Fremont, California 94538

TEL 510-656-3333

FAX 510-668-3777

March 21, 2007

Thomas Alsborg	***Personal & Confidential***

_______________

_______________

Dear Thomas:

We are pleased to offer you the position of Chief Financial Officer at a starting bi-weekly salary of $9,615.38. This equals approximately $250,000.00 on an annual basis. In addition, you will be entitled to receive a guaranteed 2007 Profit Sharing bonus of $250,000.00, prorated from your hire date to the end of our fiscal year, November 30, 2007. You will also be eligible for a sign-on bonus of $100,000.00 payable upon the completion of one year of continuous service. You will be reporting to Bob Huang, President and CEO, SYNNEX Corporation and your start date will be March 26, 2007. During the first 3 to 6 months of your employment, Dennis Polk, COO, will provide transitional oversight in order to ensure a smooth transition.

Subject to approval by the Compensation Committee, you will receive an award of 16,666 shares of restricted stock and will be granted an option to purchase up to 50,000 shares of common stock under SYNNEX Corporation’s 2003 Stock Incentive Plan, as amended. The restricted stock award and option award will be evidenced by the Company’s standard equity grant agreements. So long as you continue in service with the Company, the option will vest and become exercisable with respect to 20% of the option shares on the one-year anniversary of your vesting start date and with respect to the balance in 48 equal successive monthly installments upon your completion of each additional month of service thereafter. Subject to continued service as well, the restricted stock award will vest 20% each year on the anniversary of the grant.

You are eligible for Company benefits including paid holidays, sick time and vacation time. Your medical, dental, vision, life, AD&D, employee assistance plan and flex plans are effective the first of the month following your date of hire or coinciding with your hire date if you are hired on the first of the month. The Company sponsored disability plans are effective on the first of the month following your six-month anniversary with SYNNEX.

Employment with SYNNEX Corporation is for no specific period of time and “at-will.” However, should your employment be terminated by the Company without cause during the first year of your employment, you will receive a separation payment equal to $250,000.00, provided that you execute a release acceptable to SYNNEX.

This is the full and complete agreement between us. Please note that because your position with SYNNEX is “at-will,” your job duties, title, compensation and benefits, as well as SYNNEX’ human resources policies and procedures may change from time-to-time. Accordingly, the “at-will” nature of your employment may only be changed in a document signed by you and an executive officer of the Company.

Your employment pursuant to this offer is contingent on (1) you executing the enclosed Proprietary Information and Inventions Agreement, (2) you providing the Company with the legally-required proof of your identity and authorization to work in the United States, and (3) the successful completion of a background check. In order for you to start employment at SYNNEX, please bring your choice of required acceptable documentation, as stated on the enclosed Form I-9 from the Department of Homeland Security, U.S. Citizenship and Immigration Services, with you on your first day.

This letter covers the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral. To accept this offer, please sign and return this letter and the executed Proprietary Information and Inventions Agreement to me. This offer, if not accepted, will expire on the close of business on March 23, 2007.

We look forward to having you join us at SYNNEX Corporation. If you have any questions, please call me at (510) 656-3333.

Sincerely,

/s/ Debra La Tourette
Debra La Tourette
Vice President, Human Resources

I have read and accept this employment offer.

/s/ Thomas Alsborg	3/23/07	3/26/07
Signature	Date	Start Date